Exhibit 99.1

FOR IMMEDIATE RELEASE: May 2, 2008

NW Natural Reports Results for the Quarter Ended March 31, 2008

and Reaffirms Earnings Guidance for the Year

Financial & Operating Highlights

•	Reported earnings per share of $1.63 in the quarter, compared to $1.76 per share in 2007 (7 percent lower), due mainly to record commodity cost benefits in 2007

•	Utility customer growth of 2.5 percent; over twice the national average

•	Filed a general rate case in Washington, seeking a 4.8 percent general rate increase and a revenue decoupling mechanism

•	Continued to make progress on Gill Ranch Storage and Palomar Pipeline projects

•	Operations & maintenance costs were one percent lower than the first quarter of last year

•	Reaffirmed earnings guidance range for 2008 of $2.48-$2.63 per share

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported net income for the first quarter of 2008 of $43.2 million, compared to net income of $48.1 million in the same quarter of 2007. Earnings for the first quarter were $1.63 per share, down 7 percent from $1.76 per share in 2007. The decrease was mainly due to a small commodity cost loss in the 2008 period compared to a record commodity cost benefit in the year-earlier quarter. This was partially offset by gains from customer growth, improved gas storage results, continuing rate recovery from utility tax legislation, and ongoing cost controls in the period.

“Our first quarter results were on target with our expectations,” said Mark Dodson, NW Natural’s Chief Executive Officer. “Our core utility operations performed well, with continued progress in keeping our costs lower than our rate of customer growth. The quarter also benefited from improved results out of our gas storage activities. We remain focused on continuing to enhance shareholder value, delivering steady and lasting growth for the company,” Dodson added.

First quarter financial and operating highlights

Net income and earnings per share

Results of operations produced net income of $43.2 million ($1.63 per share), compared to net income of $48.1 million ($1.76 per share) in the first quarter of 2007. The company’s utility operations earned $40.5 million ($1.53 per share), compared to $46.1 million ($1.68 per share) in 2007. Gas storage contributed net income of $2.4 million in the quarter (9 cents per share), compared to $1.8 million (7 cents per share) in 2007. Other non-utility activities resulted in a gain of $0.3 million (1 cent per share), compared to $0.2 million (1 cent per share) last year.

Customer growth remains ahead of national trend

NW Natural’s customer growth continues at a pace faster than the national average for gas utilities at 2.5 percent for the trailing 12-month period. At March 31, 2008, the company had 657,415 customers.

Washington general rate case filed

On March 28, 2008, the company filed with the Washington Utilities and Transportation Commission (WUTC) for a 4.8 percent general rate increase, the first such request by the company in Washington since 2003. NW Natural is seeking a rate change to cover increased operating costs and investments in the distribution system. The company is also proposing a rate mechanism that supports conservation and is designed to break the link between company earnings and the quantity of gas used by customers. A similar mechanism has been in place in Oregon since 2002.

Gill Ranch and Palomar updates

The company’s two development projects, the Gill Ranch gas storage project in California and the Palomar natural gas pipeline project in Oregon are proceeding through their development phases. Investment by the company’s subsidiary, Gill Ranch Storage LLC (GRS), in the estimated 20 billion cubic foot (Bcf) underground depleted gas reservoir facility in the initial phase of the project is estimated at approximately $160 million. The 2008 capital expenditures by GRS are estimated at approximately $10 million for various permitting and development activities. Developed with Pacific Gas and Electric Company (PG&E) (NYSE: PCG), GRS will own 75 percent of the capacity and PG&E will own 25 percent. The project will also include a 25-mile pipeline to connect with PG&E’s system. GRS expects to file permits to develop Gill Ranch with the California Public Utility Commission in mid-2008 following a successful late 2007 market evaluation of customer interest in this project.

The proposed 220-mile Palomar Pipeline project in Oregon – a joint venture between NW Natural and TransCanada Corp. (NYSE: TRP) continues to make progress with public meetings and an anticipated application filing with the Federal Energy Regulatory Commission late in the second half of 2008. Potential approvals are expected to be obtained by late 2009 and an in-service date could be as early as late 2011. The purpose of the proposed project is to provide another route to get gas to the company and its 657,000 customers, as well as to enhance system reliability and safety.

Operational results remain on target

NW Natural’s total gas sales and transportation deliveries in the first quarter of 2008, excluding deliveries of gas stored for others, were 449.3 million therms, up 9 percent from 412.5 million therms in 2007. The increase in usage was due mainly to residential and commercial customer growth and colder weather in the period. Margin from utility operations in the quarter was $127.4 million, benefiting from customer growth and colder weather, but was down 6 percent from $135.5 million in 2007, due mainly to lower commodity cost benefits.

Volumes sold to residential and commercial customers in the first quarter of 2008 were 289.3 million therms, 11 percent higher than last year’s 259.7 million therms, primarily due to residential customer growth and weather that was 5 percent colder than average and 7 percent colder than last year. Residential and commercial sales contributed $122.2 million to margin, up 8 percent from $113.4 million in 2007. NW Natural’s weather normalization and decoupling mechanisms in Oregon reduced margin by a net $6.0 million, compared to a contribution to margin of $1.2 million in the first quarter of 2007.

Gas deliveries to industrial customers in the first quarter were 160.0 million therms compared to 152.8 million therms last year. Margin was down approximately 1 percent to $8.3 million, due mainly to higher volumes in low margin rate schedules.

NW Natural has an annual Purchased Gas Adjustment (PGA) tariff in Oregon and Washington to reflect projected gas costs in customer rates. In Oregon, the company absorbs 33 percent of any excess cost of gas, or retains 33 percent of any gas cost savings, both as compared to the projected gas commodity prices built into rates. The company also retains 33 percent of the margin when it sells surplus gas commodity off-system, and credits 67 percent of the margin to customers. In Washington, 100 percent of all gas costs are passed through to customers.

According to NW Natural Chief Financial Officer David Anderson, “As we routinely communicate, commodity cost sharing benefits (or losses) under the PGA mechanism are not included the company’s annual earnings guidance. In the first quarter, due to prolonged, colder-than-average weather and gas prices paid consistently above levels set in our PGA, we had a small reduction to margin of about $325,000 in the quarter, compared to a record contribution to margin of $9.8 million last year in the first quarter. We will continue to work with the Oregon Public Utility Commission in their review of the PGA sharing mechanism to ensure customer and shareholder interests are more appropriately aligned.”

Under Oregon’s utility income tax legislation, the company accrued an estimated $1.1 million of additional margin in the first quarter of 2008 from a regulatory adjustment for income taxes paid in the period.

NW Natural provides gas storage services to customers in the interstate and intrastate markets from its Mist gas storage field, primarily using storage capacity that has been developed in advance of core utility customers’ requirements. Earnings from gas storage in the first quarter of 2008 were $2.4 million, or 9 cents per share, compared to $1.8 million, or 7 cents per share, in 2007, a 31 percent increase. These results include income from gas storage services as well as income from a contract with an unaffiliated energy marketing company that optimizes the company’s unused storage and pipeline transportation capacity.

O&M costs remain on track

Operations and maintenance expenses in the first quarter of 2008 were 1 percent lower than the same period last year due mainly to lower payroll expenses. Bad debt expense, as a percent of revenues billed, remained well below 1 percent (0.31 percent) for the 12 months ended March 31, 2008.

Cash flows & capital structure

Cash provided by operations in the first three months of 2008 was $119.3 million, compared to $149.8 million in 2007, reflecting gas cost adjustments to customer bills related to last year’s cash deferrals and lower commodity cost benefits. Cash requirements for investing activities totaled $22.5 million, up from $19.1 million in the first quarter of 2007, partly reflecting project development activities (Gill Ranch and Palomar Pipeline) and increased pipeline integrity costs.

NW Natural’s capitalization at March 31, 2008, reflected 52.4 percent common equity, 42.6 percent long-term debt and 5.0 percent short-term debt, compared to 54.2 percent common equity, 44.5 percent long-term debt and 1.3 percent short-term debt at March 31, 2007.

Outlook for 2008

NW Natural reaffirmed its prior estimate that full-year earnings per share in 2008 will be in the range of $2.48 to $2.63. The company’s earnings guidance assumes normal weather for the remainder of the year, continued customer growth, benefits from cost reduction initiatives, no additional gains or losses from our gas commodity sharing mechanism, and no significant changes in current regulatory policies. The company continues to target long-term earnings per share growth of 5 percent or more and to maintain a dividend payout ratio of 60 to 70 percent of earnings.

Dividend declaration

On April 4, 2008, the company declared a quarterly dividend of 37.5 cents a share on the company’s common stock, payable May 15, 2008 to shareholders of record on April 30, 2008. NW Natural’s indicated annual dividend rate is currently $1.50 per share.

Presentation of results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release in cents per share on a diluted basis. These amounts reflect factors that directly impact the company’s earnings. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on May 2 to review the company’s first quarter financial results.

To hear the conference call live, please dial 1-800-860-2442 from anywhere in the United States, and 1-412-858-4600 from international points, including Canada. A replay of the call will be available until June 2, 2008. To access the recording, please call 1-877-344-7529 and enter the conference identification pass code (418207#). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by web cast, log on to NW Natural’s corporate website at www.nwnatural.com or through www.InvestorCalendar.com.

Forward-Looking statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I, Item 1A, “Risk Factors,” and “Forward-Looking Statements” following Part II, Item 7A, in the company’s most recent Annual Report on Form 10-K that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves more than 657,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.0 billion in total assets, which includes 16 Bcf of underground natural gas storage capacity within its service territory at Mist, Ore. The company is also investing in the development of the Gill Ranch storage project, an estimated 20 Bcf underground natural gas storage facility in Northern California, and the Palomar Pipeline, which is a 220-mile natural gas pipeline in Oregon. NW Natural has increased its annual dividends paid on common stock for more than 52 consecutive years.

# # #

Contacts at NW Natural:

Investor Contact: Bob Hess, 503-220-2388 or 503-367-2616

Bob.Hess@nwnatural.com

Or

Media Contact: Steve Sechrist, 503-220-2594

Steve.Sechrist@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	03/31/08	03/31/07	Change	% Change
Gross Operating Revenues	$387,694	$394,091	$(6,397)	(2%)
Net Income	$43,168	$48,075	$(4,907)	(10%)
Average Shares of Common Stock Outstanding	26,409	27,229	(820)	(3%)
Basic Earnings Per Share of Common Stock	$1.63	$1.77	$(0.14)	(8%)
Diluted Earnings Per Share of Common Stock	$1.63	$1.76	$(0.13)	(7%)

	Twelve Months Ended
(Thousands, except per share amounts)	03/31/08	03/31/07	Change	% Change
Gross Operating Revenues	$1,026,796	$1,016,872	$9,924	1%
Net Income	$69,590	$70,457	$(867)	(1%)
Average Shares of Common Stock Outstanding	26,616	27,451	(835)	(3%)
Basic Earnings Per Share of Common Stock	$2.61	$2.57	$0.04	2%
Diluted Earnings Per Share of Common Stock	$2.60	$2.56	$0.04	2%

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited)

Thousands	March 31, 2008	March 31, 2007
Assets:
Plant and property:
Utility plant	$2,071,072	$1,981,639
Less accumulated depreciation	627,265	585,008

Utility plant - net	1,443,807	1,396,631

Non-utility property	68,815	45,767
Less accumulated depreciation and amortization	8,261	7,149

Non-utility property - net	60,554	38,618

Total plant and property	1,504,361	1,435,249

Current assets:
Cash and cash equivalents	6,417	5,094
Accounts receivable	82,775	89,489
Accrued unbilled revenue	56,025	43,468
Allowance for uncollectible accounts	(4,066)	(4,235)
Regulatory assets	6,288	13,702
Fair value of non-trading derivatives	34,175	13,698
Inventories:
Gas	25,663	41,828
Materials and supplies	8,834	9,501
Prepayments and other current assets	20,652	14,761

Total current assets	236,763	227,306

Investments, deferred charges and other assets:
Regulatory assets	179,173	155,297
Fair value of non-trading derivatives	1,227	3,734
Other investments	56,164	48,247
Other	10,601	8,526

Total investments, deferred charges and other assets	247,165	215,804

Total assets	$1,988,289	$1,878,359

Capitalization and liabilities:
Capitalization:
Common stock	$332,182	$363,519
Earnings invested in the business	299,923	269,172
Accumulated other comprehensive income (loss)	(2,840)	(2,324)

Total common stock equity	629,265	630,367
Long-term debt	512,000	517,000

Total capitalization	1,141,265	1,147,367

Current liabilities:
Notes payable	54,600	5,500
Long-term debt due within one year	5,000	9,500
Accounts payable	93,061	92,185
Taxes accrued	23,160	43,116
Interest accrued	11,287	11,409
Regulatory liabilities	88,197	41,888
Fair value of non-trading derivatives	1,703	9,447
Other current and accrued liabilities	34,970	22,832

Total current liabilities	311,978	235,877

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	221,670	207,648
Regulatory liabilities	220,137	208,333
Pension and other postretirement benefit liabilities	42,709	54,117
Fair value of non-trading derivatives	4,995	3,108
Other	45,535	21,909

Total deferred credits and other liabilities	535,046	495,115

Commitments and contingencies (see Note 10)	—	—

Total capitalization and liabilities	$1,988,289	$1,878,359

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited)

Thousands (three months ended March 31)	2008	2007
Operating activities:
Net income	$43,168	$48,075
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	17,705	16,785
Deferred income taxes and investment tax credits	14,432	(3,381)
Undistributed earnings (loss) from equity investments	(25)	78
Deferred gas costs - net	3,740	14,242
Non-cash expenses related to qualified defined benefit pension plans	780	1,064
Deferred environmental costs	(2,048)	(2,800)
Income from life insurance investments	(459)	(480)
Deferred regulatory costs and other	(13,679)	(2,940)
Changes in working capital:
Accounts receivable and accrued unbilled revenue - net	9,822	37,997
Inventories of gas, materials and supplies	45,447	26,799
Prepayments and other current assets	4,917	4,280
Accounts payable	(28,409)	(21,394)
Accrued interest and taxes	18,483	30,371
Other current and accrued liabilities	5,405	1,141

Cash provided by operating activities	119,279	149,837

Investing activities:
Investment in utility plant	(19,263)	(18,609)
Investment in non-utility property	(1,682)	(3,104)
Proceeds from life insurance	—	—
Contributions to non-utility equity investments	(1,500)	—
Other	(63)	2,660

Cash used in investing activities	(22,508)	(19,053)

Financing activities:
Common stock issued, net of expenses	1,874	1,737
Common stock repurchased	—	(9,017)
Long-term debt retired	—	(20,000)
Change in short-term debt	(88,500)	(94,600)
Cash dividend payments on common stock	(9,903)	(9,677)
Other	68	100

Cash used in financing activities	(96,461)	(131,457)

Increase (decrease) in cash and cash equivalents	310	(673)

Cash and cash equivalents - beginning of period	6,107	5,767
Cash and cash equivalents - end of period	$6,417	$5,094

Supplemental disclosure of cash flow information:
Interest paid	$1,017	$1,101
Income taxes paid	$350	$9,000

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

First Quarter - 2008

	3 Months Ended March 31,			12 Months Ended March 31,
(Thousands, except per share amounts)	2008	2007	% Change	2008	2007	% Change
Gross Operating Revenues	$387,694	$394,091	(2%)	$1,026,796	$1,016,872	1%
Cost of Sales	245,920	245,469	—	639,601	638,226	—
Revenue Taxes	9,351	9,614	(3%)	24,738	24,926	(1%)

Net Operating Revenues	132,423	139,008	(5%)	362,457	353,720	2%

Operating Expenses:
O&M	28,458	28,839	(1%)	120,107	115,152	4%
General Taxes	8,134	7,817	4%	25,605	24,663	4%
D&A	17,705	16,785	5%	69,263	65,390	6%

Total Operating Expenses	54,297	53,441	2%	214,975	205,205	5%

Income from Operations	78,126	85,567	(9%)	147,482	148,515	(1%)
Other Income and Expense - net	173	538	(68%)	1,080	2,154	(50%)
Interest Charges - net of amounts capitalized	9,430	9,567	(1%)	37,674	38,959	(3%)
Income Tax Expense	25,701	28,463	(10%)	41,298	41,253	—

Net Income	$43,168	$48,075	(10%)	$69,590	$70,457	(1%)

Common Shares Outstanding:
Average for Period - basic	26,409	27,229		26,616	27,451
Average for Period - diluted	26,560	27,385		26,752	27,560
End of Period	26,412	27,110		26,412	27,110
Earnings per Share:
Basic	$1.63	$1.77	(8%)	2.61	2.57	2%
Diluted	$1.63	$1.76		2.60	2.56
Dividends Paid Per Share	$0.375	$0.355		$1.46	$1.40
Book Value Per Share - end of period	$23.82	$23.25		$23.82	$23.25
Market Closing Price - end of period	$43.44	$45.67		$43.44	$45.67
Balance Sheet Data - end of period:
Total Assets	$1,988,289	$1,878,359		$1,988,289	$1,878,359
Common Stock Equity	$629,265	$630,367		$629,265	$630,367
Long-Term Debt	$517,000	$526,500		$517,000	$526,500
(including amounts due in one year)
Operating Statistics:
Total Customers - end of period	657,415	641,686	2.5%	657,415	641,686	2.5%
Gas Deliveries (therms)
Res. & Comm. Customers	289,324	259,701		678,242	630,412
Industrial Firm	14,542	15,917		50,965	58,850
Industrial Interruptible	26,042	25,664		89,506	95,836
Transportation	119,368	111,209		433,041	412,106

Total	449,276	412,491		1,251,754	1,197,204
Gas Revenues
Res. & Comm. Customers	$340,647	$345,180		$849,579	$844,953
Industrial Firm	13,822	16,655		51,734	60,465
Industrial Interruptible	19,681	22,131		72,426	79,886
Transportation	3,681	3,591		14,281	13,584
Regulatory adjustment for income taxes	1,055	—		7,051	—
Other Revenues	3,756	3,068		12,916	4,669

Total	$382,642	$390,625		$1,007,987	$1,003,557
Cost of Gas Sold	$245,912	$245,462		$639,544	$638,159
Revenue Taxes	$9,351	$9,614		$24,738	$24,926
Net Operating Revenues (Utility Margin)	$127,379	$135,549		$343,705	$340,472
Degree Days
Average (25-year average)	1,887	1,867		4,285	4,265
Actual	1,980	1,852		4,502	4,127
Colder (Warmer) than Average	5%	(1%)		5%	(3%)